Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT (this “Agreement”) is made and entered into effective as of January 1, 2016 (the “Effective Date”), between TCF FINANCIAL CORPORATION, a Delaware corporation (the “Company”) and CRAIG R. DAHL (“Executive”).
RECITALS:
WHEREAS, the Company is a bank holding company and Executive is now and has been a senior executive of the Company; and
WHEREAS, Executive has been elected to the position of Chief Executive Officer;
WHEREAS, Executive and the Company wish to enter into this Agreement effective as of the Effective Date;
NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties agree as follows:
1.Employment and Duties. For the period described in paragraph 2 below, Executive shall be employed as the Chief Executive Officer of the Company with overall responsibility for the business and affairs of the Company and Executive’s powers and authority shall be superior to those of any other officer or employee of the Company or its subsidiaries. In discharging such duties and responsibilities, Executive may also serve as an executive officer and/or director of any direct or indirect subsidiary of the Company (collectively, the “TCF Subsidiaries”). Executive shall report directly to the executive Chairman of the Board of Directors and the Company’s Board of Directors. During the term of his employment as Chief Executive Officer under this Agreement, Executive shall apply on a full-time basis (allowing for usual vacations and sick leave) all of his skill and experience to the performance of his duties in his positions with the Company and the TCF Subsidiaries. It is understood that Executive may have other business investments and participate in other business, charitable, non-profit, or civic ventures which shall not interfere or be inconsistent with his duties under this Agreement. Executive shall perform his duties at the Company’s principal executive offices in Wayzata, Minnesota or at such other location as may be mutually agreed upon by Executive and the Company; provided that Executive shall travel to other locations at such times as may be necessary for the performance of his duties under this Agreement.

2.Term of Employment. Unless sooner terminated as hereinafter provided, the term of this Agreement shall commence on the Effective Date and shall continue through December 31, 2018. This Agreement may be extended by the mutual agreement in writing of the parties.

3.Compensation and Benefits. During the term of this Agreement, Executive shall be entitled to the following compensation and benefits:

(a)Base Salary, Bonus. Executive shall receive:

(i)An annual base salary (the “Annual Base Salary”) of (x) effective January 1, 2016, Eight Hundred Fifty Thousand and No/100 Dollars ($850,000.00), and (y) effective January 1, 2017, such annual base salary amount as the Board of Directors of the Company may from time to time determine thereafter, payable in accordance with the Company’s customary payroll practices; and

(ii)Such bonus as the Board of Directors or Compensation Committee of the Company may determine as the incentive plan for the Chief Executive Officer of the Company, consistent with the Company’s 2015 executive compensation plan design, or such bonus plan design as the Board of Directors of the Company may from time to time determine thereafter.

Executive shall not receive director’s fees paid to non-employee directors or an annual fee for serving as Vice Chairman during the period of this Agreement.

(b)Stock Incentives. Executive shall be eligible to receive such awards under any of the Company’s stock incentive based plans as determined by the Board of Directors or Compensation Committee for the Chief Executive Officer of the Company, consistent with the TCF 2015 executive compensation plan design, or such long-term incentive plan design as the Board of Directors of the Company may from time to time determine thereafter.

(c)Reimbursement of Expenses. The Company shall reimburse Executive for all business expenses properly documented, including without limitation, Executive’s reasonable legal fees incurred in the preparation of this Agreement. Any such payments shall be made no later than 2 ½ months after the end of the calendar year in which the expense was incurred.

(d)Aircraft. During the term of this Agreement, Executive shall be entitled to reasonable use of the Company's corporate aircraft, provided that Executive shall be responsible for all individual income taxes resulting from his use of the aircraft for non-business travel, and such usage shall be reviewed annually by the Compensation Committee of the Company.

(e)Other Benefits. Executive shall be entitled to participate in and shall be included in any employee benefit plan, pension plan, supplemental employee retirement plan, fringe benefit programs or similar plan of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

(f)Perquisites. Executive shall be entitled to other perquisites provided to executive officers, subject to annual review by the Compensation Committee of the Board of Directors. Payment of perquisites, if any, shall be made no later than 2½ months after the end of the calendar year in which Executive was entitled to such payments.

(g)Clawback. Notwithstanding anything in this Agreement to the contrary, in the event of a restatement of financial results by the Company, the Audit Committee of the Board of Directors shall determine (after reasonable notice to Executive and an opportunity for Executive, together with his legal counsel, to be heard before the Audit Committee) whether or not repayment of any compensation is required under Section 304 of the Sarbanes-Oxley Act. If the Audit Committee determines that such repayment is required, the Committee shall make a demand for repayment by Executive of any bonus or other incentive-based or equity-based compensation, and any profits realized from the sale of TCF stock or other TCF securities, which are required to be returned to the Company as a result of Section 304 of the Sarbanes-Oxley Act. Executive shall promptly tender such repayment unless he disputes the findings of the Audit Committee. In addition to the foregoing, Executive will also be subject to and comply with any “clawback” policy adopted by the Board of Directors of the Company or any committee thereof that is applicable to officers of the Company in response to or in anticipation of the listing standards to be established by national securities exchanges and associations in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

4.Termination of Employment.

(a)Termination without Cause. The Company may terminate Executive’s employment without Cause at any time and for any lawful reason upon thirty (30) days advance written notice to Executive. In the event Executive’s employment with the Company is terminated by the Company without Cause during the term of this Agreement prior to a Change of Control and subject to Executive having executed and delivered to the Company a general release in the Company’s customary form, Executive shall be entitled to a lump sum amount equal to two and one-half (2.5) times Annual Base Salary (as set forth in paragraph 3) payable within thirty (30) days after the date of termination. In the event Executive’s employment with the Company is terminated by the Company without Cause during the term of this Agreement upon or after a Change of Control and subject to Executive having executed and delivered to the Company a general release in the Company’s customary form, Executive shall be entitled to a lump sum amount equal to two and one-half (2.5) times Annual Base Salary (as set forth in paragraph 3) plus two and one-half (2.5) times the annual bonus (which annual bonus for this purpose shall be assumed to be equal to 100% of the Annual Base Salary) payable within thirty (30) days after the date of termination. In addition to the above payments, in the event of a termination of the Executive’s employment by the Company without Cause whether before, upon or after a Change of Control and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual bonus payable to Executive under the bonus program applicable to such fiscal year, the Company shall pay Executive the annual bonus earned by Executive under such bonus program when bonuses are paid to other recipients under such bonus program, but not later than 2½ months after the end of the calendar year in which the termination occurs. If Executive timely elects to continue Executive’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company shall pay, on Executive's behalf, the monthly premiums for such coverage for the lesser of twelve (12) months or such time as Executive's COBRA/continuation rights expire.

(b)Termination for Good Reason by Executive. By following the procedure set forth in paragraph 4(d), Executive shall have the right to terminate his employment with the Company for “Good Reason” in the event there is: (i) any material diminution in the scope of Executive’s authority and responsibility, including, without limitation, as a result of a reallocation of Executive’s job duties, (provided, however, in the event of any illness or injury which disables Executive from performing his duties, the Company may reassign Executive’s duties to one or more other employees until Executive is able to perform such duties); (ii) Executive is not elected the Chief Executive Officer the Company; (iii) a material diminution in Executive’s base compensation (salary, bonus opportunity, benefits or perquisites); (iv) a material change in geographic location at which Executive must perform the services; (v) Executive is required to report to a supervisor other than the Company’s Board of Directors; or (vi) any other action or inaction that constitutes a material breach by the Company of this Agreement. If the employment of Executive is terminated by him for Good Reason prior to a Change of Control and subject to Executive having executed and delivered to the Company a general release in the Company’s customary form, Executive shall be entitled to a lump sum amount equal to two and one-half (2.5) times Annual Base Salary (as set forth in paragraph 3) payable within thirty (30) days after the date of termination. If the employment of Executive is terminated by him for Good Reason upon or after a Change of Control and subject to Executive having executed and delivered to the Company a general release in the Company’s customary form, Executive shall be entitled to a lump sum amount equal to two and one-half (2.5) times Annual Base Salary (as set forth in paragraph 3) plus two and one-half (2.5) times the annual bonus (which annual bonus for this purpose shall be assumed to be equal to 100% of the Annual Base Salary) payable within thirty (30) days after the date of termination. In addition to the above payments, in the event of a termination of the Executive’s employment by Executive for Good Reason whether before, upon or after a Change of Control and such termination occurs after the end of the Company’s fiscal year but prior to the payment of any annual bonus payable to Executive under the bonus program applicable to such fiscal year, the Company shall pay Executive the annual bonus earned by Executive under such bonus program when bonuses are paid to other recipients under such bonus program, but not later than 2½ months after the end of the calendar year in which the termination occurs. If Executive timely elects to continue Executive’s group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, the Company shall pay, on Executive's behalf, the monthly premiums for such coverage for the lesser of twelve (12) months or such time as Executive's COBRA/continuation rights expire.

(c)Termination for Cause by the Company. Termination for “Cause” shall include the following: (i) engaging in willful and recurring misconduct in not following the legitimate and legal directions of the Board of Directors of the Company after fair and specific written warning; (ii) conviction of a felony and all appeals from such conviction have been exhausted; (iii) engaging in habitual drunkenness after fair written warning; (iv) excessive absence from work which absence is not related to disability, illness, sick leave or vacations after fair written warning; or (v) engaging in continuous conflicts of interest between his personal interests and the interests of the Company after fair written warning.

(d)Notice and Right to Cure. In the event Executive proposes to terminate his employment for Good Reason under paragraph (4)(b) above, Executive shall first provide written notice to the Company of the existence of the condition described as Good Reason in paragraph 4(b) above not more than 90 days after Executive’s actual knowledge of the initial existence of the condition. The Company will have an opportunity to correct any curable situation to the reasonable satisfaction of Executive within the period of time specified in the notice which shall not be less than thirty (30) days. If such correction is not so made or the circumstances or situation is such that it is not curable, Executive may, within thirty (30) days after the expiration of the time so fixed within which to correct such situation (but not more than two years after the initial existence of the Good Reason), give written notice to the Company that his employment is terminated for Good Reason effective forthwith.

(e)Definition of Change of Control. For the purposes of this Agreement a “Change of Control” shall be deemed to have occurred if

(i)any “person” as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities. For purposes of this clause (a), the term “beneficial owner” does not include any employee benefit plan maintained by the Company that invests in the Company’s voting securities; or

(ii)during any period of two (2) consecutive years there shall cease to be a majority of the Board comprised as follows: individuals who at the beginning of such period constitute the Board or new directors whose nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved; or

(iii)the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets; provided, however, that no change in control will be deemed to have occurred if such merger, consolidation, sale or disposition of assets, or liquidation is not subsequently consummated.

5.Covenant Not to Compete; Non-Solicitation Covenants.

(a)Covenant Not to Compete during Employment. During Executive’s employment under this Agreement, Executive agrees that he will not directly or indirectly substantially compete with the Company, TCF National Bank or their subsidiaries, including but not limited to TCF Inventory Finance, Inc., Winthrop Resources, Inc. TCF Equipment Finance, Inc., and Gateway One Lending & Finance, LLC, (the “TCF Companies”) in the Relevant Market. The “Relevant Market” is the States within the United States and the Provinces in Canada where any of the TCF Companies are doing business or have done business during Executive’s employment under this Agreement.

(b)Non-Solicitation Covenants. During Executive’s employment under this Agreement and (i) for one (1) year following a termination of Executive without Cause by the Company or a termination by Executive for Good Reason if no Change of Control has occurred at the time of such termination or (ii) for two (2) years following a termination of Executive without Cause by the Company or a termination by Executive for Good Reason if a Change in Control occurs prior to or upon such termination, Executive agrees that, except with the prior written permission of the Board of Directors of the Company, he will not: (x) offer to hire, entice away, or in any manner attempt to persuade any officer, employee, or agent of any of the TCF Companies to discontinue his or her relationship with any of the TCF Companies, and (y) directly or indirectly solicit, divert, take away or attempt to solicit any business of any of the TCF Companies as to which Executive has acquired any knowledge during the term of his employment with any of the TCF Companies.

(c)Remedies. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of this paragraph 5, the Company shall have the right of specific performance in addition to any rights and remedies otherwise available at law or in equity.
6.Section 280G.

(a)Certain Payment Reductions. Anything to the contrary notwithstanding, the amount of any payment, distribution or benefit made or provided by the Company to or for the benefit of Executive in connection with a change in control of the Company or the termination of Executive’s employment with the Company, whether payable pursuant to this Agreement or any other agreement between Executive and the Company or with any person constituting a member of an “affiliated group” (as defined in Section 280G(d)(5) of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Company or with any person whose actions result in a change of control of the Company (such foregoing payments or benefits referred to collectively as the “Total Payments”), shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of the Total Payments from being treated as an “excess parachute payment” within the meaning of Section 280G(b)(l) of the Code, but only if and to the extent such reduction will also result in, after taking into account all applicable state and federal taxes (computed at the highest marginal rate) including Executive’s share of F.I.C.A. and Medicare taxes and any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such-reduction. For purposes of the foregoing, (i) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company and acceptable to Executive does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code; (ii) any reduction in payments shall be computed by taking into account that portion of Total Payments which constitute reasonable compensation within the meaning of Section 280G(b)(4) of the Code in the opinion of such tax counsel; (iii) the value of any non-cash benefit or of any deferred cash payment included in the Total Payments shall be determined by. the Company in accordance with the principles of Section 280G(d)(3)(iv) of the Code; and (iv) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant to this paragraph, the Company shall initially make the payment to Executive and Executive shall be required to refund to the Company any amounts ultimately determined not to have been payable under the terms of this paragraph 6.

(b)Determination of Certain Payment Reductions. Executive will be permitted to provide the Company with written notice specifying which of the Total Payments will be subject to reduction or elimination (the “Reduction Notice”). But, if Executive’s exercise of authority pursuant to the Reduction Notice would cause any Total Payments to become subject to any taxes or penalties pursuant to Section 409A of the Code or if Executive fails to timely provide the Company with the Reduction Notice, then the Company will reduce or eliminate the Total Payments in the following order:

(i)first, by reducing or eliminating the portion of the Total Payments that are payable in cash and

(ii)second, by reducing or eliminating the non-cash portion of the Total Payments, in each case, in reverse chronological order beginning with payments or benefits under the most recently dated agreement, arrangement or award.

Except as set forth in this subparagraph b., any Reduction Notice will take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

7.Section 409A of the Internal Revenue Code. The arrangements described in this Agreement and the Equity Awards are intended to comply with Section 409A of the Internal Revenue Code to the extent such arrangements are subject to that law. Only to the extent the payments set forth in paragraphs 4(a) and 4(b) of this Agreement are subject to Code Section 409A, and only to the further extent Executive is a “specified employee” (within the meaning of Section 409A), payments of Base Salary or annual bonus as provided in those paragraphs shall not be made until the date which is six (6) months and one day after Executive incurs a “separation of service” (within the meaning of Section 409A) and on such pay date, the Company shall pay Executive all payments that otherwise would have been paid during such six-month period but for Executive’s status as a “specified employee.” The parties agree that they will negotiate in good faith regarding amendments necessary to bring this Agreement into compliance with the terms of that Section or an exemption therefrom as interpreted by guidance issued by the Internal Revenue Service. The parties further agree that to the extent any part of this Agreement fails to qualify for exemption from or satisfy the requirements of Section 409A, the affected arrangement may be operated in compliance with Section 409A pending amendment to the extent authorized by the Internal Revenue Service. In such circumstances the Company will administer this Agreement in a manner which adheres as closely as possible to the existing terms and intent of the Agreement while complying with Section 409A. This paragraph does not restrict the Company’s rights (including, without limitation, the right to amend or terminate) with respect to this Agreement to the extent such rights are reserved under the terms of this Agreement.

8.Attorney’s Fees. In the event of a dispute between the Company and Executive relating to Executive’s services hereunder or the terms or performance of this Agreement, including, but not limited to, paragraphs 3(g) and 4(d) of this Agreement, the Company shall promptly pay Executive’s reasonable expenses of attorney’s fees and expenses in connection with such dispute upon delivery of periodic billings for same, provided that (i) Executive shall promptly repay all amounts paid under this paragraph 8 at the conclusion of such dispute if the resolution thereof includes a finding that Executive did not act in good faith in the matter in dispute or in the dispute proceeding itself, and (ii) no claim for expenses of representation shall be submitted by Executive unless made in writing to the Board of Directors within 90 days after receipt of billing for such representation. Any such payment shall be made promptly, and in any event no later than the end of the calendar year following the year in which the expense was incurred.

9.Other Benefits. The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that Executive or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company or TCF Subsidiaries.

10.Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and Executive, such obligations have been assumed by the successor as a matter of law. Executive’s rights under this Agreement shall inure to the benefit of and shall be enforceable by, Executive’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

11.Other Agreements. This Agreement supersedes and replaces as of the Effective Date all prior agreements or understandings relating to the terms of Executive’s service with the Company. This Agreement does not supersede or replace any agreement between the Company and Executive pursuant to any plans or programs of the Company, including any stock option agreement, restricted stock agreement or supplemental retirement agreement.

12.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties have duly executed this Agreement effective as of the day and year first written above.

WITNESS: /s/ Pamela J. Gordley Pamela J. Gordley WITNESS: /s/ Jennifer Thompson Jennifer Thompson	TCF FINANCIAL CORPORATION /s/ William A. Cooper By: William A. Cooper Its: Chairman /s/ Craig R. Dahl Craig R. Dahl